Exhibit 99.3

The following is a transcript of a video presentation posted to Bayer AG’s external website on May 23, 2016.

Video Transcript
Liam Condon, member of the Board of Management of Bayer AG and head of the Crop Science Division

Key drivers

It is all about innovation and an integrated offering to make sustainable innovation available to farmers.

By combining Bayer and Monsanto, we would create a global leader delivering integrated solutions; across crops and across geographies. And we will be best placed to develop the most innovative solutions that can help farmers of all sizes around the world to find the right solutions to deal with their challenges on their farm.

We would be at the forefront of digital farming. And we would create an innovation powerhouse, to develop solutions for farmers around the world.

Innovation Powerhouse

The combined R&D portfolio of Bayer and Monsanto would have an exceptional depth, reach and great commercial potential. With a combined R&D spend of about 2.5 billion Euros Bayer together with Monsanto would be well placed in the industry in what we believe is key for the future of farming: that’s innovation.

There is a clear need for innovation in order to ensure supply of healthy, safe and affordable food while operating in a resource-constrained world with increasing climate volatility. The future growth of the agricultural industry will be driven by R&D aimed at finding more innovative solutions for farmers as they seek to improve their performance, while operating within these constraints.

Our focus will be two-fold:

First — advancement of our Digital Farming capabilities will help farmers to improve optimization of inputs with corresponding improvement in yields and sustainability.

And secondly — in the long-term we will focus on entirely new solutions across Seeds, Traits and chemical as well as biological Crop Protection that are designed to help the next generation of farmers succeed.

Business model

There is no doubt that the future of farming lies in delivering higher yield in a more sustainable manner. The current and indeed the next generation of farmers will turn to those partners that support them with tailor made solutions which combine smart decision making tools with an effective combination of input.

Again: the very reason for the combination of Bayer and Monsanto is that we want to be the preferred choice for farmers.

Business practices

Bayer has a strong heritage of transparency, sustainability and corporate social responsibility which is an integral part of our business model. This is at the core of Bayer’s license to operate — now and in the future.

Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.